Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 10, 2019 relating to the balance sheet of AF 2019 NPL A LLC as of December 31, 2018 and the related statement of operations, changes in members’ equity (deficit) and cash flows for the period from July 13, 2018 (inception) through December 31, 2018, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 12, 2019

Artesian CPA, LLC

info@ArtesianCPA.com | www.ArtesianCPA.com